Exhibit (g.6)

AMENDMENT

TO

CUSTODIAN AGREEMENT

THIS AMENDMENT TO CUSTODIAN AGREEMENT (this “Amendment”) is made as of October 19, 2020 by and between Brown Brothers Harriman & Co. (“BBH”) and Heartland Group, Inc. acting on behalf of each of the portfolios listed on Schedule A thereto (the “Fund”).

WHEREAS, the Custodian and the Fund entered into a Custodian Agreement, dated as of November 17, 2003 (as amended, modified, and/or supplemented from time to time) (the “Agreement”);

WHEREAS, pursuant to section 12.3 of the Agreement, the parties wish to amend the Agreement in accordance with the terms and conditions set forth in this Amendment below;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.            The Agreement is hereby amended by deleting Schedule A in its entirety and replacing it with Schedule A attached hereto;

2.            This Amendment may be executed in any number of counterparts each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment. A facsimile transmission or other electronic mail transmission (e.g. “.pdf” or “.tif”) of the Amendment shall be acceptable evidence of the existence of the Amendment and the Custodian shall be protected in relying on the facsimile or electronic mail transmission of a .pdf or .tif until the Custodian has received the original of the Amendment.

3.            This Amendment, together with the Agreement, constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect hereto. Except as expressly modified hereby, the Agreement shall continue in full force and effect in accordance with its terms and conditions.

4.            This Amendment shall be construed in accordance the governing law and exclusive jurisdiction provisions of the Agreement.

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IN WITNESS WHEREOF, each of the undersigned parties has executed this Amendment to Custodian Agreement effective as of the date first above written.

BROWN BROTHERS HARRIMAN & CO.

By:	/s/ Hugh Bolton
Name:	Hugh Bolton
Title:	Managing Director
Date:	13 October 2020

HEARTLAND GROUP, INC.

By:	/s/ Nicole J. Best
Name:	Nicole J. Best
Title:	VP, Treasurer & Principal Accounting Officer
Date:	10/12/20

Schedule A

to the Custodian Agreement between

Brown Brothers Harriman & Co. and Heartland Group, Inc.

Dated as of November 17, 2003

(Updated as of October 19, 2020)

Heartland Mid Cap Value Fund

Heartland Value Plus Fund

Heartland Value Fund